                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 9 )1

Patterson Dental Company
--------------------------------------------------------------------------------
                                (Name of Issuer)

Common Stock,   $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

703412 10 6
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                                 (CUSIP Number)

December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[ ] Rule 13d-1(d)

------------------

     /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                       13G

CUSIP No.   703412 10 6

--------------------------------------------------------------------------------
         1)  Name of Reporting Persons
             I.R.S. Identification No. of Above Persons (Entities Only)

             Ronald E. Ezerski
--------------------------------------------------------------------------------
         2)  Check the Appropriate Box if a Member of a Group*

             (a) [X]
             (b) [ ]
--------------------------------------------------------------------------------
         3)  SEC Use only

--------------------------------------------------------------------------------
         4)  Citizenship or Place of Organization

             U.S.A.
--------------------------------------------------------------------------------
Number            5)  Sole Voting Power
of
Shares                     500
Beneficially      --------------------------------------------------------------
Owned             6)  Shared Voting Power
by
Each                       2,798
Reporting         --------------------------------------------------------------
Person            7)  Sole Dispositive Power
With
                           500
                  --------------------------------------------------------------
                  8)  Shared Dispositive Power

                           0
--------------------------------------------------------------------------------
         9)  Aggregate Amount Beneficially Owned by Each Reporting Person

                  1,791,898
--------------------------------------------------------------------------------
         10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain
               Shares*                                                     [ ]

--------------------------------------------------------------------------------
         11)  Percent of Class Represented by Amount in Row 9

                  2.6%
--------------------------------------------------------------------------------
         12)  Type of Reporting Person*

                  IN
--------------------------------------------------------------------------------

* See Instructions Before Filling Out

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                                                         13G

CUSIP No.   703412 10 6

--------------------------------------------------------------------------------
         1)  Name of Reporting Persons
             S.S. or I.R.S. Identification No. of Above Persons

             Ronald E. Ezerski Flite Trust dated November 22, 2000
--------------------------------------------------------------------------------
         2)  Check the Appropriate Box if a Member of a Group*

             (a) [X]
             (b) [ ]
--------------------------------------------------------------------------------
         3)  SEC Use only

--------------------------------------------------------------------------------
         4)  Citizenship or Place of Organization

             --------------------
--------------------------------------------------------------------------------
Number            5)  Sole Voting Power
of
Shares                     1,788,600
Beneficially      --------------------------------------------------------------
Owned             6)  Shared Voting Power
by
Each                       0
Reporting         --------------------------------------------------------------
Person            7)  Sole Dispositive Power
With
                           1,788,600
                  --------------------------------------------------------------
                  8)  Shared Dispositive Power

                           0
--------------------------------------------------------------------------------
         9)  Aggregate Amount Beneficially Owned by Each Reporting Person

                  1,788,600
--------------------------------------------------------------------------------
         10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain
              Shares*                                                      [ ]

--------------------------------------------------------------------------------
         11)  Percent of Class Represented by Amount in Row 9

                  2.6%
--------------------------------------------------------------------------------
         12)  Type of Reporting Person*

                  OO
--------------------------------------------------------------------------------

* See Instructions Before Filling Out

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Item 1.

         (a) Name of Issuer:

             Patterson Dental Company

         (b) Address of Issuer's Principal Executive Office:

             1031 Mendota Heights Road
             St. Paul, Minnesota 55120

Item 2.

         (a) Name of Person Filing:

             Ronald E. Ezerski ("Ezerski")
             Leslie D. Ezerski as trustee of the Ronald E. Ezerski Flite Trust dated November 22, 2000 ("Trust")

         (b) Address of Residence:

             Ezerski:  26531 Rookery Lake Drive, Bonita Springs, FL 34134
             Trust:    26531 Rookery Lake Drive, Bonita Springs, FL 34134

         (c) Citizenship:

             Ezerski:  U.S.A.
             Trust:    Florida

         (d) Title of Class of Securities:

             Common Stock, $.01 par value

         (e) CUSIP Number:

             703412 10 6

Item 3.      Not Applicable

Item 4.      Not Applicable

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Item 5.      As of the date hereof the reporting persons have ceased to be the beneficial owner of more than five percent of any class of securities of the issuer.

Item 6.      Not applicable

Item 7.      Not applicable

Item 8.      Not applicable

Item 9.      Not applicable

Item 10.     Not applicable

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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                           Dated:  February 13, 2002


                                   /s/ Ronald E. Ezerski
                           --------------------------------------
                           Ronald E. Ezerski

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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                           Dated:  February 13, 2002

                           RONALD E. EZERSKI FLITE TRUST DATED NOVEMBER 22, 2000


                           By    /s/ Leslie D. Ezerski
                             ---------------------------------------
                                   Leslie D. Ezerski
                                   Trustee

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                                AGREEMENT TO FILE
                         JOINT STATEMENT ON SCHEDULE 13G

         The undersigned hereby agree to file a joint statement on Schedule 13G on behalf of each of the undersigned pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

                           Dated:   February 13, 2002


                             /s/ Ronald E. Ezerski
                           -----------------------------------------
                           Ronald E. Ezerski

                           Dated:   February 13, 2002

                           RONALD E. EZERSKI FLITE TRUST DATED NOVEMBER 22, 2000


                           By /s/ Leslie D. Ezerski
                             ---------------------------------------
                              Leslie D. Ezerski
                              Trustee